Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
To the Savings Plan Committee
Pfizer Savings Plan for Employees Resident in Puerto Rico:
We consent to the incorporation by reference in the Registration Statements on Form S-8 dated November 18, 1991 (File No. 33-44053), March 1, 2007 (File No. 333-140987), and October 16, 2009 (File No. 333-162520) of our report dated June 28, 2018, with respect to the statements of net assets available for plan benefits of the Pfizer Savings Plan for Employees Resident in Puerto Rico as of December 31, 2017 and 2016, the related statement of changes in net assets available for plan benefits for the year ended December 31, 2017, and the supplemental schedules of Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2017 and Schedule H, Line 4j - Schedule of Reportable Transactions for the Year Ended December 31, 2017, which report appears in the December 31, 2017 annual report for Form 11-K of the Pfizer Savings Plan for Employees Resident in Puerto Rico.
/s/ KPMG LLP
Memphis, Tennessee
June 28, 2018